January 28, 2002


Mr. Kelvin Collard
350 Creekside Drive
League City, Texas 77573

Dear Kelvin:

HydroChem Industrial Services, Inc. (the "Company") is pleased to offer you a position as Vice President and Chief Financial Officer. Initially, you will report to the Chief Executive Officer at our Georgia Avenue facility in Deer Park, Texas.

Additional details of this offer are as follows:

1. The commencement date of your employment will be no later than Monday, February 11, 2002.

2. Your base compensation will be $6,634.62 biweekly paid in accordance with the Company's payroll policies.

3. You will be eligible to participate in the Company's 2002 Annual Discretionary Bonus Plan, a copy of which will be furnished to you separately. Under this plan, you will be eligible to earn up to 40% of your base compensation for 2002. The amount of any bonus will be based upon overall performance of the Company and a subjective evaluation of your performance for 2002. The payment of any bonus under this plan is conditional upon, among other things, your remaining employed through the date of payment.

4.    You will also be  eligible  to  participate  in the  Company's  Deferred
      Bonus  Plan,  a copy of  which  will  be  furnished  to you  separately.
      Subject to your continuing employment, you would receive under this plan (i) as of May 1, 2002, a Deferred Bonus grant of $60,000, and (ii) as of May 1, 2003, an additional Deferred Bonus equal to at least 50% of your bonus under the 2002 Annual Discretionary Bonus Plan.

5. Within 60 days from the commencement of your employment, the Company will pay you a sign-on bonus of $5,000, less all applicable withholding taxes and other deductions required by law. If you resign from the Company within 12 months of your employment date, you will be required to immediately repay the Company 100% of the $5,000 sign-on bonus.

6. You will be eligible to participate in all benefit programs that are available to Company employees generally, which includes medical, dental and vision insurance programs provided by the Company. A summary of the current benefit programs is attached. Additionally, as we discussed, if you choose not to enroll in HydroChem's medical insurance plan, we will compensate you $ 750.00 monthly for each month you are not enrolled in the plan until 12/31/02.

7. You will be eligible for a $750 per month car allowance for the use of your own personal vehicle, subject to compliance with the Company's Motor Vehicle Policy.

Mr. Kelvin Collard
January 28, 2002
Page Two


8. If the Company terminates your employment without "Cause," then the Company will pay to you, in addition to any amounts accrued as base compensation in respect of periods prior to such termination:

(i)   if such termination occurs during the first year of your employment, an amount equal to (x) the base compensation that would have otherwise been payable to you during the remaining months of such first year, or (y) the next six months following the date of such termination, whichever is greater, or

(ii)  if such  termination  occurs  after the  first  year of  employment,  an amount equal to the base
               compensation that would have otherwise been payable to you during the next six months following such termination.

In either case, such amount will be based on the base compensation then in effect and shall be payable in installments as if you employment had continued through the applicable number of months. For the purposes of this section 8, "Cause" means (a) any act that involves moral turpitude or reflects adversely on the company in a material way, (b) fraud or willful misconduct by you, or (c) your being convicted or indicted of any felony or other crime involving fraud, misappropriation or embezzlement.

This offer of employment is subject to your completion, satisfactory to the Company, of its pre-employment procedures. These include your completing an employment packet and it not disclosing any matter which would cause the Company to withdraw this offer of employment; your completing a substance abuse test; your signing the Company's standard form agreement regarding inventions, confidentiality, non-solicitation of employees and other similar matters; your motor vehicle report being obtained and it not reporting any matter which would place you in conflict with the Company's motor vehicle policy; a standard background check; and your providing certain documentation verifying your identity and authorization to work in the United States.

Certain pre-employment forms will be given to you at the time your substance abuse test is scheduled; these include the employment application and Form I-9 Employment Eligibility Verification which you should complete and return on or before the day you report to work.

If you desire to accept this offer, please sign this letter below and return to me or Sandy Scott by Friday, February 1, 2002. Signing this letter shall also confirm that, (a) being employed by the Company does not conflict with any covenant not to compete or any other restrictions to which you may be bound, and (b) you will not disclose to the Company or use in connection with your employment any confidential, trade secret or proprietary information of any previous employer.

I look forward to your joining HydroChem and making a valuable contribution to our success.

Sincerely,

/s/ B. Tom Carter, Jr.
----------------------
B. Tom Carter, Jr.
Chief Executive Officer
                                      AGREED AND ACCEPTED:

                                      /s/ Kelvin Collard      February 4, 2002
                                      ------------------      ----------------
                                          Kelvin Collard          Date